Exhibit 21.1

SUBSIDIARIES OF OWL ROCK TECHNOLOGY INCOME CORP.

Name	Jurisdiction
OR Tech Lending IC LLC	Delaware
ORTIC BC 1 LLC	Delaware
ORTIC BC 2 LLC	Delaware
ORTIC BC 3 LLC	Delaware
ORTIC BC 4 LLC	Delaware
Tech Income Funding I LLC	Delaware